EXHIBIT 21.1
THE WENDY’S COMPANY
LIST OF SUBSIDIARIES AS OF
December 31, 2017

SUBSIDIARY	STATE OR JURISDICTION UNDER WHICH ORGANIZED
Wendy’s Restaurants, LLC	Delaware
Wendy’s International, LLC	Ohio
Wendy’s Support Center, LLC	Delaware
Scioto Insurance Company	Vermont
Wendy’s Global Holdings CV	Netherlands
Wendy’s Global Financing Partner, LLC	Delaware
Wendy’s Global Financing LP	Ontario
Wendy’s Ireland Financing Ltd.	Ireland
Wendy’s Singapore Pte. Ltd.	Singapore
Wendy’s Brazil Holdings Partner, LLC	Delaware
Wendy’s Brasil Servicios de Consultoria em Restaurantes Ltda.	Brazil
Wendy’s Restaurants (Asia) Limited	Hong Kong
Wendy’s Netherlands BV	Netherlands
Wendy’s Netherlands Holdings BV	Netherlands
Wendy’s Restaurants of Canada Inc.	Ontario
Wendy’s Canadian Advertising Program, Inc.	Canada
TIMWEN Partnership (1)	Ontario
Wendy’s Global Holdings Partner, LLC	Delaware
Wendy’s Eurasia, Inc.	Ohio
Wendy’s Old Fashioned Hamburgers of New York, LLC	Ohio
Wendy’s Restaurants of New York, LLC	Delaware
Wendy’s International Finance, Inc.	Ohio
Wendy’s of Denver, LLC	Colorado
Wendy’s of N.E. Florida, LLC	Florida
Oldemark LLC	Delaware
Wendy’s SPV Guarantor, LLC	Delaware
Wendy’s Funding, LLC	Delaware
Quality Is Our Recipe, LLC	Delaware
Wendy’s Properties, LLC	Delaware
Restaurant Finance Corporation	Ohio
Wendy Restaurant, Inc.	Delaware
The Wendy’s National Advertising Program, Inc.	Ohio
256 Gift Card Inc.	Colorado
Wendy’s Technology, LLC	Delaware
SEPSCO, LLC	Delaware
TXL Corp.	South Carolina
Home Furnishing Acquisition Corporation	Delaware
Triarc Acquisition, LLC	Delaware
RCAC, LLC	Delaware
Madison West Associates Corp.	Delaware
Citrus Acquisition Corporation	Florida
Adams Packing Association, Inc.	Delaware
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(1)	50% owned by Wendy’s Restaurants of Canada Inc.